Exhibit 99.1

July 30, 2021

FOR IMMEDIATE RELEASE

Bowl America Declares Special Cash Dividend of $0.60 per Share

Payment of the Special Dividend is Contingent upon the Closing of the Pending Merger:

Shareholders Must Continue to hold Shares through the Closing in order to Receive Dividend Payment

Bowl America Incorporated (NYSE American: BWL-A) (“Bowl America” or the “Company”) today announced its Board of Directors declared a special cash dividend of $0.60 per share on the Company’s Class A and B Common Stock payable to stockholders of record as of August 12, 2021. The special dividend will be paid at or promptly after the effective time of the Company’s pending merger with Bowlero Corp. and is contingent in all respects on the closing. Because the payment of the dividend is contingent on the closing of the merger, shareholders must continue to hold their shares of common stock through the closing of the merger in order to receive the special dividend. If the pending merger with Bowlero Corp. does not close, the special dividend will not be paid to stockholders.

About Bowl America

Bowl America operates 17 bowling centers and its Class A Common Stock trades on the NYSE American exchange under the symbol BWL-A. For more information, please visit www.bowlamericainc.com.

Safe Harbor Statement

Certain statements in this press release regarding the merger agreement and the proposed merger constitute “forward-looking statements” under the federal securities laws. These forward-looking statements are intended to be covered by the safe harbors created by the Private Securities Litigation Reform Act of 1995. When we use words such as “anticipate,” “intend,” “plan,” “believe,” “estimate,” “expect,” or similar expressions, we do so to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the amount, and timing for the declaration and payment of the dividend. Forward-looking statements are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond our control. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the failure to satisfy conditions for completion of the proposed merger, risks that the proposed transaction disrupts current plans and operations, the ability to recognize the benefits of the merger, the amount of any potential special dividend and the amount of the costs, fees, and expenses and charges related to the merger. The statements in this release speak only as of the date of hereof and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company has filed with the Securities and Exchange Commission (SEC) a definitive proxy statement on Schedule 14A and may file other documents with the SEC regarding the proposed transaction. This release is not a substitute for the proxy statement or any other document that the Company may file with the SEC. INVESTORS IN, AND SECURITY HOLDERS OF, THE COMPANY ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY, THE DEFINITIVE PROXY STATEMENT AND DOCUMENTS INCORPORATED BY REFERENCE THEREIN AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. The definitive proxy statement and other relevant materials for the proposed transaction have been mailed to stockholders of the Company as of the July 12, 2021 record date. Investors and security holders may obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov or by contacting the Company at 6446 Edsall Road, Alexandria, Virginia 22312 or by telephone at (703) 941-6300.

Participants in the Solicitation

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction under the rules of the SEC. Information regarding the persons who may be deemed participants in the solicitation of proxies in connection with the proposed transaction is set forth in the definitive proxy statement filed with the SEC.

Non-Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction.